Exhibit 23.4

CONSENT OF CARDNO MM&A

We hereby consent to the incorporation by reference in any existing Registration Statement of Cliffs Natural Resources Inc. (the “Company”) of any reserve estimates and other analyses performed by us in our capacity as an independent consultant to the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

Date: February 8, 2013	CARDNO MM&A

/s/ Peter Lawson
Name: Peter Lawson
Title: Executive Vice President